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                                                                    Exhibit 99.1


For Immediate Release

Contacts:


Vince Barella                                        Jim Kent
Manager,                                             Vice President, Treasurer
Corporate Communications &                           Treasury
Investor Relations                                   (510) 923-2717
(510) 923-2138

                         CHIRON CALLS FOR REDEMPTION OF
                          1.90 PERCENT CONVERTIBLE BOND

EMERYVILLE, CA SEPTEMBER 8, 2000 - Chiron Corporation (Nasdaq: CHIR) announced today that it has called for redemption all of its $243.8 million, 1.90% convertible bonds due November 17, 2000. The redemption date for these bonds is October 11, 2000.

The redemption price for each $1,000 principal amount of the bonds will equal $1,004.98, which includes accrued interest up to the redemption date of $7.60. The amount to be redeemed will be paid to the holders upon presentation and surrender of the notes at State Street's Corporate Trust Office. As an alternative to redemption, bondholders may elect to convert into shares of Chiron common stock at a conversion rate of 34.5924 shares for each $1,000 principal amount of bonds held (plus cash in lieu of fractional shares, for an effective conversion price of $29.05). Bondholders' right to convert into shares will expire at the close of business on October 10, 2000.

Delivery instructions for the redemption and conversion will be included in the notice of redemption, which will be delivered to bondholders by the trustee. Questions about redemption and conversion of the notes may be directed to:

Paula Oswald
State Street Bank and Trust Company of California
(213) 362-7338

About Chiron

Chiron Corporation, headquartered in Emeryville, California, is a leading biotechnology company that participates in three global healthcare markets: biopharmaceuticals, vaccines, and blood testing. The company is applying a broad and integrated scientific approach to the development of innovative products for preventing and treating cancer, infection and cardiovascular disease. For more information about Chiron, visit the company's web site at http://www.chiron.com.



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CHIRON CALLS FOR REDEMPTION OF 1.90 PERCENT CONVERTIBLE BOND
PAGE TWO

This news release contains forward-looking statements that involve risks and uncertainties. A full discussion of Chiron's operations and financial condition, including factors that may affect its business and future prospects, is contained in documents the company files with the SEC, such as Form 10-Q and Form 10-K. These documents identify important factors that could cause the company's actual performance to differ from current expectations, including the outcome of clinical trials, regulatory review, manufacturing capabilities and marketing.


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